EXHIBIT 99.1

Piedmont Office Realty Trust Reports First Quarter 2015 Results
ATLANTA, April 29, 2015 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of primarily Class A office properties located in select sub-markets of major U.S. cities, today announced its results for the quarter ended March 31, 2015.

Highlights for the Three Months Ended March 31, 2015:

•	Achieved Core Funds From Operations ("Core FFO") of $0.39 per diluted share and Adjusted Funds from Operations ("AFFO") of $0.30 per diluted share;

•	Achieved 18% growth in cash-basis Property Net Operating Income ("NOI") over first quarter of the prior year;

•	Achieved over 15% growth in Same Store NOI over first quarter of the prior year;

•	Completed approximately 817,000 square feet of leasing, including approximately 375,000 square feet of new leasing;

•	Acquired Park Place on Turtle Creek, an approximately 178,000 square foot, 14-story Class A office building located in Dallas, TX;

•	Sold 3900 Dallas Parkway, an approximately 120,000 square foot, 5-story property located in Plano, TX to an owner/user.

Donald A. Miller, CFA, President and Chief Executive Officer said, "I am very pleased with our results this quarter. They are very much in line with the improved metrics that we have been anticipating for some time and are a testament to the hard work of many individuals over the last three to four years in re-leasing the portfolio. Our leased percentage is now almost 89%, an improvement of over 200 basis points from first quarter of last year, both GAAP and cash earnings have improved, and capital expenditures are down. Perhaps most importantly, we have no significant expirations for the remainder of 2015, which should allow us to focus on leasing of currently vacant space and capturing value for our stockholders as we recycle out of non-strategic assets.”

Results for the Quarter ended March 31, 2015

Piedmont's net income available to common stockholders for the first quarter of 2015 was $19.2 million, or $0.12 per diluted share, as compared with $9.4 million, or $0.06 per diluted share, for the first quarter of 2014. The current quarter's results reflect approximately $0.06 per diluted share in gain related to the sale of 3900 Dallas Parkway during the quarter, as well as increased revenue due to the commencement of several significant leases, expiration of operating expense abatement periods, and properties acquired since the first quarter of the prior year. Also, net income for the first quarter of 2014 included approximately $0.02 per diluted share in insurance recoveries related to casualty losses incurred in prior periods.

Revenues for the quarter ended March 31, 2015 were $149.8 million, as compared with $136.3 million for the same period a year ago, primarily attributable to the commencement of several significant leases, the expiration of various operating expense abatement periods, and properties acquired since the first quarter of the prior year.

Property operating costs increased to $64.2 million for the quarter ended March 31, 2015, as compared to the prior period of $58.3 million, primarily as a result of increased occupancy at certain assets, increases in recoverable property tax expense at certain properties, and properties acquired since the first quarter of 2014. General and administrative expenses were $6.4 million for the quarter ended March 31, 2015 as compared to $4.6 million for the quarter ended March 31, 2014 primarily due to increased incentive compensation costs driven by improved operating results and stock performance.

Funds From Operations ("FFO") for the current quarter totaled $60.0 million, or $0.39 per diluted share, compared to $58.0 million, or $0.37 per diluted share, for the quarter ended March 31, 2014, reflecting increased contributions from properties acquired over the last twelve months, the commencement of several significant leases, and the expiration of various operating expense abatement periods since the first quarter of the prior year. In addition, the first quarter of 2014 included approximately $0.02 per diluted share in insurance recoveries related to casualty losses incurred in prior periods.

Core FFO, which excludes acquisition costs and the above-mentioned insurance recoveries, totaled $60.1 million, or $0.39 per diluted share, compared to $55.1 million, or $0.36 per diluted share, for the quarter ended March 31, 2014 with the increase being primarily attributable to increased contributions from properties acquired over the last twelve months, the commencement of several significant leases, and the expiration of various operating expense abatement periods since the first quarter of the prior year.

AFFO for the first quarter of 2015 totaled $45.6 million, or $0.30 per diluted share, compared to $32.0 million, or $0.21 per diluted share, in the first quarter of 2014 primarily due to the same factors mentioned above, as well as decreased non-incremental capital expenditures and effect of straight-line rent adjustments as a result of the completion of certain large tenant build outs and the expiration of rental abatement periods, respectively, during 2014.

Leasing Update

The Company's total leasing volume for the three months ended March 31, 2015 was approximately 817,000 square feet, including approximately 375,000 square feet, or 46%, related to new leasing, the majority of which related to vacant space. Highlights for the quarter included significant renewals at Aon Center and Windy Point I in Chicago, IL, an approximately 85,000 square foot new lease at the Company's One Independence Square asset in Washington, D.C., and an approximately 60,000 square foot new lease at Suwanee Gateway in Atlanta, GA.

The Company's overall portfolio was approximately 89% leased as of March 31, 2015, up over 200 basis points from 87% a year ago, and the weighted average lease term remaining was approximately 7.0 years as of March 31, 2015. Cash basis Property NOI for the quarter was $79.8 million, up from $67.7 million in the first quarter of 2014, primarily reflecting continued improvement in the Company's economic occupancy as certain significant leases commenced and abatement periods continued to expire, as well as the contribution from acquisitions over the last twelve months. As of March 31, 2015, the Company had approximately 1.7 million square feet of commenced leases that were in some form of abatement, as well as approximately 0.5 million square feet of executed leases for currently vacant space yet to commence. Details outlining Piedmont's significant upcoming lease expirations, the status of current leasing activity, and a schedule of significant near-term abatement periods can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Acquisition and Disposition Activity

During the three months ended March 31, 2015, Piedmont recognized a $10.1 million gain from the disposition of 3900 Dallas Parkway in Plano, TX, a 120,000 square foot, 5-story building for a sales price of $26.2 million. The proceeds from the sale were utilized to acquire Park Place on Turtle Creek, an approximately 178,000 square foot, 14-story Class A office building located in Dallas, TX for $46.6 million. The building, which was 88% leased at acquisition, is situated on 1.24 acres of land in the prestigious sub-market of Uptown/Turtle Creek. Further, it is in close proximity to upscale shops and restaurants and the Katy Trail. Also during the quarter, Piedmont entered into a contract to sell Copper Ridge, an approximately 268,000 square foot, multi-tenant office building in Lyndhurst, NJ, constructed in 1989 and approximately 87% leased to various tenants, including anchor tenant, Ralph Lauren. Subsequent to quarter end, the contract became binding, and the sale is anticipated to close during the second quarter of 2015.

Also subsequent to quarter end, the Company disposed of the following properties:

•
On April 29, 2015, River Corporate Center in Tempe, AZ , an approximately 133,000 square foot office building constructed in 1998 and 100% leased to US Foods, Inc. for $24.6 million ($185 per square foot); and

•	On April 28, 2015, 5601 Headquarters Drive in Plano, TX, an approximately 166,000 square foot office building constructed in 2001 and 100% leased to Intuit, Inc.

Other Events

Second Quarter Dividend Declaration

On April 28, 2015, the board of directors of Piedmont declared dividends for the second quarter 2015 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on May 29, 2015, payable on June 19, 2015.

Guidance for 2015

Based on management's expectations, the Company affirms its previous guidance for full-year 2015 as follows:

(in millions, except per share data)	Low		High
Net Income	$110	-	$126
Add: Depreciation, Amortization, and Other	198	-	208
Less: Gain on Sale of Real Estate Assets	(70)	-	(80)
Core FFO	$238	-	$254
Core FFO per diluted share	$1.54	-	$1.64

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ materially from these estimates based on a variety of factors, including those discussed under "Forward Looking Statements" below. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures, such as FFO, AFFO, Core FFO, Same Store NOI, cash basis NOI, Property NOI, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, April 30, 2015 at 10:00 A.M. Eastern daylight time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201)689-8565 for international participants. A replay of the conference call will be available through May 14, 2015, and may be accessed by dialing (877)660-6853 for participants in the United States and Canada and (201)612-7415 for international participants, followed by conference identification code 13605549. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review first quarter 2015 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended March 31, 2015 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager and operator of high-quality, Class A office properties located in select sub-markets of major U.S. cities. Its geographically-diversified, over $5 billion portfolio is comprised of more than 21 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as

applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include whether the Company's low expiration schedule for the remainder of 2015 will result in leasing of vacant space and capturing value for stockholders as non-strategic assets are sold; and the Company's estimated range of Net Income, Depreciation, Amortization and Other, Gain on Sale of Real Estate Assets, Core FFO and Core FFO per diluted share for the year ending December 31, 2015.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: market and economic conditions remain challenging and the demand for office space, rental rates and property values may continue to lag the general economic recovery causing the Company's business, results of operations, cash flows, financial condition and access to capital to be adversely affected or otherwise impact performance, including the potential recognition of impairment charges; the success of the Company's real estate strategies and investment objectives, including the Company's ability to identify and consummate suitable acquisitions; lease terminations or lease defaults, particularly by one of the Company's large lead tenants; the impact of competition on the Company's efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office market in general and the specific markets in which the Company operates, particularly in Chicago, Washington, D.C., and the New York metropolitan area; economic and regulatory changes, including accounting standards, that impact the real estate market generally; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may continue to adversely affect the Company and could cause the Company to recognize impairment charges or otherwise impact the Company's performance; availability of financing and the Company's lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of the Company's governmental tenants; the Company may be subject to litigation, which could have a material adverse effect on the Company's financial condition; the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2014, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)
	March 31, 2015	December 31, 2014
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$707,340	$702,800
Buildings and improvements	4,352,822	4,312,240
Buildings and improvements, accumulated depreciation	(1,118,327)	(1,088,062)
Intangible lease assets	153,466	150,037
Intangible lease assets, accumulated amortization	(84,212)	(79,860)
Construction in progress	83,853	63,393
Real estate assets held for sale, gross	—	24,886
Real estate assets held for sale, accumulated depreciation and amortization	—	(10,342)
Total real estate assets	4,094,942	4,075,092
Investments in and amounts due from unconsolidated joint ventures	7,820	7,798
Cash and cash equivalents	7,479	12,306
Tenant receivables, net of allowance for doubtful accounts	30,132	27,711
Straight line rent receivables	175,340	169,532
Restricted cash and escrows	671	5,679
Prepaid expenses and other assets	26,879	27,820
Goodwill	180,097	180,097
Interest rate swaps	520	430
Deferred financing costs, less accumulated amortization	7,391	7,667
Deferred lease costs, less accumulated amortization	288,591	280,105
Other assets held for sale, net	—	1,264
Total assets	$4,819,862	$4,795,501
Liabilities:
Unsecured debt, net of discount	$1,877,318	$1,828,544
Secured debt	448,791	449,045
Accounts payable, accrued expenses, and accrued capital expenditures	119,466	133,988
Deferred income	25,970	22,215
Intangible lease liabilities, less accumulated amortization	42,978	43,277
Interest rate swaps	19,416	6,417
Total liabilities	2,533,939	2,483,486
Stockholders' equity :
Common stock	1,543	1,543
Additional paid in capital	3,667,574	3,666,182
Cumulative distributions in excess of earnings	(1,378,786)	(1,365,620)
Other comprehensive income	(5,437)	8,301
Piedmont stockholders' equity	2,284,894	2,310,406
Non-controlling interest	1,029	1,609
Total stockholders' equity	2,285,923	2,312,015
Total liabilities and stockholders' equity	$4,819,862	$4,795,501

Number of shares of common stock outstanding at end of period	154,340	154,324

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands)

	Three Months Ended
	3/31/2015	3/31/2014
Revenues:
Rental income	$117,807	$110,904
Tenant reimbursements	31,390	24,929
Property management fee revenue	562	487
Total revenues	149,759	136,320
Expenses:
Property operating costs	64,236	58,271
Depreciation	36,232	33,644
Amortization	14,670	14,573
General and administrative	6,407	4,555
Total operating expenses	121,545	111,043
Real estate operating income	28,214	25,277
Other income (expense):
Interest expense	(19,016)	(18,926)
Other income (expense)	(181)	(90)
Net recoveries from casualty events and litigation settlements	—	3,042
Equity in income/(loss) of unconsolidated joint ventures	159	(266)
Total other expense	(19,038)	(16,240)
Income from continuing operations	9,176	9,037
Discontinued operations:
Operating income	—	466
Loss on sale of real estate assets	—	(106)
Income from discontinued operations	—	360
Gain on sale of real estate	10,073	—
Net income	19,249	9,397
Less: Net income attributable to noncontrolling interest	(4)	(4)
Net income attributable to Piedmont	$19,245	$9,393
Weighted average common shares outstanding - diluted	154,580	155,025
Per Share Information -- diluted:
Income from continuing operations and gain on sale of real estate assets	$0.12	$0.06
Net income available to common stockholders	$0.12	$0.06

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2015	3/31/2014
Net income attributable to Piedmont	$19,245	$9,393
Depreciation (1) (2)	36,097	33,727
Amortization (1)	14,686	14,804
Gain on sale of real estate assets (1)	(10,073)	106
Funds from operations*	59,955	58,030
Acquisition costs	144	66
Net recoveries from casualty events	—	(3,042)
Core funds from operations*	60,099	55,054
Deferred financing cost amortization	724	863
Amortization of note payable step-up	(121)	—
Amortization of discount on Senior Notes	48	34
Depreciation of non real estate assets	196	114
Straight-line effects of lease revenue (1)	(4,510)	(9,412)
Stock-based and other non-cash compensation expense	725	636
Net effect of amortization of above or below-market in-place lease intangibles (1)	(1,122)	(1,364)
Acquisition costs	(144)	(66)
Non-incremental capital expenditures (3)	(10,287)	(13,821)
Adjusted funds from operations*	$45,608	$32,038
Weighted average common shares outstanding - diluted	154,580	155,025
Funds from operations per share (diluted)	$0.39	$0.37
Core funds from operations per share (diluted)	$0.39	$0.36
Adjusted funds from operations per share (diluted)	$0.30	$0.21

(1) Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, impairment losses, and gains or losses on consolidation, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the early extinguishment of debt, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended
	3/31/2015	3/31/2014

Net income attributable to Piedmont	$19,245	$9,393
Net income attributable to noncontrolling interest	4	4
Interest expense	19,016	18,926
Depreciation (1)	36,292	33,841
Amortization (1)	14,686	14,804
Acquisition costs	144	66
Net recoveries from casualty events and litigation settlements	—	(3,042)
Gain on sale of real estate assets (1)	(10,073)	106
Core EBITDA*	79,314	74,098
General & administrative expenses (1)	6,416	4,582
Management fee revenue	(330)	(259)
Other expense/(income) (1)	38	30
Straight line effects of lease revenue (1)	(4,510)	(9,412)
Amortization of lease-related intangibles (1)	(1,122)	(1,364)
Property Net Operating Income (cash basis)*	79,806	67,675
Acquisitions	(2,665)	—
Dispositions	(230)	(1,560)
Other investments	(296)	383
Same Store NOI (cash basis)*	$76,615	$66,498
Change period over period in Property NOI	17.9%	N/A
Change period over period in same store NOI	15.2%	N/A

(1) Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of net operating income associated with property management performed by Piedmont for other organizations. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-

GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.